Exhibit 10.24

AXIS EXECUTIVE RSU RETIREMENT PLAN

AXIS Specialty U.S. Services, Inc. (the “Company”) has established the AXIS Executive RSU Retirement Plan (the “Plan”) to reward certain long-term employees of the Company and its affiliates for their dedicated service.  The terms of the Plan are as set forth herein.

1.
Eligibility.  Except as otherwise provided in the Plan, any employee of the Company or its affiliates (other than those employees explicitly excluded from the Plan pursuant to Section 17 hereof) who is Retirement Eligible and who has an outstanding grant(s) of restricted stock units under the AXIS Capital Holdings Limited 2007 Long-Term Equity Compensation Plan (the “Stock Plan”) as of the employee’s date of termination and who satisfies the requirements of this Plan shall be a participant in the Plan (a “Participant”).

•	An employee is “Retirement Eligible” if the sum of his or her number of Years of Service PLUS his or her age equals or exceeds 65; and

•	Employee is at least 55 years of age as of the termination date; and

•	Employee has at least five Years of Service as of his or her date of termination.

◦	“Years of Service” means completed years of service with the Company or an affiliate of the Company from the most recent date of hire or rehire.

2.
Termination and Advance Notice Requirement. In order to earn and be paid the benefits provided under this Plan, a Participant must not have been terminated for Cause (as defined in the Company Employee Restricted Stock Unit Agreement pursuant to which the outstanding restricted stock units were granted (the “RSU Agreement”)) and must be in good standing (as determined by the Committee in its sole discretion) and provide not less than ninety (90) days advance notice of his or her termination if he or she voluntarily terminates employment. A Participant will not be eligible to receive new awards of restricted stock units following the date he or she provides notice of termination.

3.
Restrictive Covenant Agreement. In order to earn and be paid the benefits provided under this Plan, to the extent permitted by law, a Participant must execute a Confidentiality, Non-Solicitation and Non-Competition Agreement in a form acceptable to the Company (a “Covenant Agreement”) no later than the Participant’s last day of employment with the Company.

4.	Plan Benefit. Subject to the terms and conditions of the Plan, a Participant:

a.
Shall vest, as of the date of his or her termination of employment, in a cash benefit equal to the fair market value of any restricted stock units granted pursuant to RSU Agreements dated prior to January 1, 2016 that are outstanding and unvested as of the date of his or her termination and that are terminated in accordance with the applicable RSU Agreement as of the date of termination. The fair market value shall be determined by the Committee (or Company management) based on the closing NYSE price of Shares (as defined in the Stock Plan) on the Participant’s date of termination (or the next trading date after the date of termination if the date of termination is not a trading day). In the case of any restricted stock units subject to performance vesting, the number of restricted stock units that are considered to be terminated shall be determined by applying a Performance Multiplier (as defined in the applicable RSU Agreement) calculated as though the last day of the calendar quarter immediately preceding the Participant’s termination of employment was the last day of the applicable Performance Period (as defined in the applicable RSU Agreement). The Committee shall determine the amount of this Performance Multiplier and the number of restricted stock units that are considered to be terminated in its sole discretion.

b.
Shall continue to vest in any restricted stock units granted pursuant to RSU Agreements dated on or after January 1, 2016 that remain outstanding and unvested as of the date of his or her termination, as though the Participant had not terminated employment with the Company (e.g., on the first, second, third and fourth anniversaries of the grant date for time-based restricted stock units; on the third anniversary of the grant date for performance-based restricted stock units; or as otherwise provided in the applicable RSU Agreement) or as of the Participant’s termination of employment if termination occurs within twenty four months following a Change in Control (as defined in the RSU Agreement); provided that such vesting shall terminate if the Participant breaches any of the terms of the Covenant Agreement, in the determination of the Committee, to the extent permitted by law and all unvested restricted stock units shall terminate and be forfeited as of the date of the breach. In the case of any restricted stock units subject to performance vesting, the determination of the number of restricted stock units that vest shall be made as follows: (I) if the restricted stock units vest on the regularly scheduled vesting date as though the Participant had not terminated employment, the number of restricted stock units that vest shall be determined by applying the same Performance Multiplier that would apply had the Participant not terminated employment and (II) if the restricted stock units vest on the date of termination of employment, the number of restricted stock units that vest shall be determined by applying a Performance Multiplier of 100%.

c.
Notwithstanding the foregoing, the Committee shall have the sole authority to determine that no benefit shall be provided under this Plan in connection with certain outstanding restricted stock unit grants made to Participants; provided that in all events benefits shall be provided under this Plan in connection with restricted stock units granted to Participants that are subject to time-based four year graded vesting and performance-based three year cliff vesting that were granted using the Company’s standard form of award agreement.

5.
Payment.  Delivery of (i) the cash benefit described in Section 4(a) hereof and (ii) the cash and Shares (as defined in the RSU Agreement) payable with respect to outstanding restricted stock units which vest pursuant to Section 4(b) hereof on or after a Participant’s termination of employment, shall be made as follows:

a.	With respect to the cash payment described in Section 4(a) hereof, subject to Section 11 hereof, in a cash lump sum within thirty (30) days following the Participant’s date of termination.

b.
With respect to restricted stock units which vest pursuant to Section 4(b) hereof, subject to Section 11 hereof, at the same time and in the same form delivery would have been made under the RSU Agreement if the Participant had remained employed through the applicable vesting date (e.g., the first, second, third and fourth anniversaries of the grant date for time-based restricted stock units; the third anniversary of the grant date for performance-based restricted stock units; or as otherwise provided in the applicable RSU Agreement), provided, however, if vesting occurs upon termination pursuant to Section 4(b) hereof (i.e., because termination occurs within twenty four months following a Change in Control), payment shall be made at the same time and same form as delivery would have been made under the RSU Agreement had the Participant been terminated without Cause within twenty four months following a Change in Control, but in no event later than thirty (30) days following termination.

c.
Notwithstanding the foregoing, in the event that a Participant dies prior to delivery of the amounts described in Section 5(a) and/or (b), payment shall be made to the Participant’s beneficiary in a lump sum upon the earlier of the date provided in Section 5(a) and/or (b), as applicable, or within ninety (90) days following the Participant’s death. In the case of any restricted stock units subject to performance vesting, the determination of the number of restricted stock units with respect to which payment will be made pursuant to this Section 5(c) shall be determined assuming that the Performance Multiplier is 100%.

6.
Termination Prior to Retirement Eligibility. If an employee’s employment with the Company and its affiliates terminates prior to the date that the employee becomes Retirement Eligible for any reason, such employee shall have no rights to benefits or payments under the Plan.

7.	RSU Agreement. The applicable RSU Agreement shall govern the outstanding the restricted stock units to the extent the RSU Agreement is not inconsistent with the Plan.

8.
Beneficiary. To the extent not inconsistent with the Stock Plan, in the event of a Participant’s death, payment of the Participant’s Plan benefit, if any, shall be made to a beneficiary (or beneficiaries) designated by the Participant in the form and manner prescribed by the Committee. If a Participant does not have a properly designated beneficiary, payment shall be made to the Participant’s estate.

9.	Clawback. Any Plan benefit hereunder is subject to recoupment, at the Committee’s discretion, under the Company’s executive compensation recoupment, or “clawback,” policy.

10.
Administration and Interpretation of Plan.  The Compensation Committee of the Board of AXIS Capital Holdings Limited (the “Committee”), in consultation with Company management, shall have the authority to administer the Plan, to conclusively make all determinations under the Plan and to interpret the Plan.  Any such determinations or interpretations made by the Committee shall be binding on all persons.

11.	Section 409A.

a.
Although the Company does not guarantee the tax treatment of any payments under the Plan, the intent of the Company is that the payments and benefits under this Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Committee, the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on a Participant by Code Section 409A or damages for failing to comply with Code Section 409A.

b.
Notwithstanding any other provision of this Plan to the contrary, if at the time of a Participant’s separation from service (as defined in Code Section 409A), the Participant is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of such determination.

c.
Notwithstanding anything in this Plan or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Participant’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

12.	Governing Law. The Plan shall be governed by the laws of New York without regard to its conflicts of law provisions.

13.	Effective Date. The Plan shall be effective January 1, 2016 (the “Effective Date”) and shall continue until terminated by the Company.

14.
No Guarantee of Continued Employment.  Nothing in the Plan shall interfere with, or limit in any way, the right of the Company or any of its affiliates to terminate any Participant’s employment at any time, nor shall it confer upon any Participant any right to continue in the employ of the Company or any of its affiliates.  For purposes of the Plan, temporary absence from employment because of illness, vacation, approved leaves of absence and transfers of employment among the Company and its affiliates shall not be considered to terminate a Participant’s employment unless such treatment would cause a violation of Code Section 409A.

15.
Successors.  All obligations of the Company under the Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

16.
No Claim Against Assets. Nothing in this Plan shall be construed as giving any Participant or his or her legal representative, or designated beneficiary, any claim against any specific assets of the Company or as imposing any trustee relationship upon the Company in respect of the

Participant. The Company shall not be required to segregate any assets in order to provide for the satisfaction of the obligations hereunder. If and to the extent that the Participant or his or her legal representative or designated beneficiary acquires a right to receive any payment pursuant to this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

17.
Employees of AXIS Capital Holdings Limited. Unless determined otherwise by the Committee, in no event shall any employee (i) who is a United States resident or citizen whose compensation is allocated to AXIS Capital Holdings Limited and/or (ii) whose benefit under the Plan would be subject to Section 457A of the Internal Revenue Code, be a Participant in the Plan.

18.	Amendment and Termination. This Plan may be amended or terminated at any time by the Company without the consent of any employee or Participant to the extent permitted by law.